Exhibit 3.3

CERTIFICATE OF FORMATION

OF

KKR MANAGEMENT LLC

This Certificate of Formation of KKR Management LLC (the “Company”) is being duly executed and filed by the undersigned, as an authorized person of the Company, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”).

(1)           Name. The name of the limited liability company formed hereby is KKR Management LLC.

(2)           Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

(3)           Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of KKR Management LLC on June 25, 2007 and submits it for filing in accordance with the Act.

/s/ WILLIAM J. JANETSCHEK
Name:	William J. Janetschek
Title:	Authorized Person